FOR IMMEDIATE RELEASE

JMAR RECEIVES HEARING DATE FOR NASDAQ APPEAL

SAN DIEGO, California (November 22, 2006) – JMAR Technologies, Inc. (NASDAQ: JMAR), a leading innovator in the development of laser-based technology and x-ray processes for imaging, analysis and fabrication at the nanoscale, announced that it has received a hearing date of December 14, 2006 to appeal the previously announced Nasdaq Stock Market (“Nasdaq”) delisting notice. As previously announced, the Company is not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”) and Nasdaq Marketplace Rule 4310(c)(2)(B) requiring the maintenance of stockholders’ equity of $2.5 million (“Minimum Stockholders’ Equity Rule”) or market capitalization of $35 million. On November 9, 2006 the Company received notice that the Company is not in compliance with the Minimum Bid Price Rule and, on November 20, 2006 received a notice from Nasdaq indicating that the Company is not in compliance with the Minimum Stockholders’ Equity Rule.

At the hearing, the Company will be required to address both the Minimum Bid Price Rule and the Minimum Stockholders’ Equity Rule. The Nasdaq’s delisting action has been stayed, pending a final written determination by the Nasdaq Listing Qualifications Panel following the hearing.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based technology and x-ray processes for nano-scale imaging, analysis and fabrication. The Company is leveraging more than a decade of laser and photonics research to develop a portfolio of products with commercial applications in rapidly growing industries, while continuing to carry out research and development for the U.S. Government.

JMAR’s flagship commercialization product, BioSentry™, is a contamination warning system for waterborne microorganisms. BioSentry™ uses laser-based, multi-angle light scattering technology to provide continuous, on-line, real-time monitoring for harmful microorganisms. BioSentry™ is targeted toward a number of applications across multiple markets, including homeland security, the cruise ship and beverage industries, pharmaceutical companies, and municipal water utilities.

JMAR’s pursuit of leading edge products targets nanotechnology, bioscience and the semiconductor industries with its BriteLight™ laser, a stand-alone product as well as the x-ray light source in nanolithography systems; the X-ray Microscope for 3D visualization of single cells and polymers; and the X-ray NanoProbe for enabling nano-scale interaction, analysis and materials modification. In addition, JMAR employs key strategic alliances for the production of a hazardous materials chemical sensor, and the prototyping and production of a nanoparticle ultra-thin coating system.

Contact Information:

JMAR Technologies, Inc.

Dennis Valentine Chief Financial Officer Phone: 858-946-6800

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that our request for a hearing staying the Nasdaq Staff’s delisting determination is unsuccessful, other actions that may be taken by the Nasdaq Staff, our ability to remain listed on The Nasdaq Capital Market in accordance with continued listing standards, our failure to obtain shareholder approval of a proposed reverse stock split, our eligibility for trading or quotation on the OTC Bulletin Board or on the “Pink Sheets”, the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets , cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.